Exhibit 99.1

                    MID PENN BANCORP, INC. REPORTS INCREASED
                  THIRD QUARTER EARNINGS AND DECLARES DIVIDEND

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX - MBP), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, November 28, 2005, to shareholders of record Wednesday, November 9, 2005.

         Mid Penn Bancorp, Inc. also reported earnings of $1,132,000 for the third quarter of 2005, an increase of 7% over the $1,057,000 earned in the prior year's third quarter.

         Earnings per share for the third quarter of 2005 amounted to $.35 compared to $.33 during the same period of 2004. The return on equity was 12.7% for the quarter.

         Total assets at September 30, 2005, were approximately $435 million, an increase of 9.0% from the prior year. Gross loans of $305 million increased by $28 million or 10.1% at September 30, 2005, compared to the prior year. The increase in loans was primarily in the commercial loan portfolio.

         Total deposits as of September 30, 2005, were $320 million compared to $301 million the prior year, an increase of 6.3%. Deposit growth was experienced largely in money market accounts, particularly at our newest offices in the Capital Region.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive independent community bank offering a full line of business, personal, and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 12 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.